Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Current Report on Form 8-K/A of Ixia dated September 1, 2009 and in Registration Statements Nos. 333-48814, 333-66382, 333-107818, 333-117969 and 333-151764 on Form S-8 of Ixia of our report dated December 2, 2008, relating to the 2008 consolidated financial statements of Catapult Communications Corporation and subsidiaries appearing in the Annual Report on Form 10-K of Catapult Communications Corporation and subsidiaries for the year ended September 30, 2008.
/s/ STONEFIELD JOSEPHSON, INC.
San Francisco, California
August 31, 2009